Exhibit 10.1

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
CASH RETENTION AWARD AGREEMENT

THIS CASH RETENTION AWARD AGREEMENT (the “Award Agreement”) is made as of April 15, 2015 (the “Grant Date”), between Altisource Portfolio Solutions S.A., a Luxembourg société anonyme (together with its subsidiaries and affiliates, the “Company”) and [•] (the “Participant”).

WHEREAS, the Company desires to award Participant the right to receive a cash retention incentive to further the objectives of the Company.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto have agreed, and do hereby agree, as follows:

1.                                      AWARD

Subject to the requirements of Sections 2, 3 and 4, the Participant is hereby awarded the right to receive a cash incentive of $           (the “Cash Award”) on March 31, 2017 (the “Payment Date”).

2.                                      SERVICE REQUIREMENT

Except as set forth in Section 3, the Participant must be continuously employed by the Company or one of its subsidiaries through and on the Payment Date. In no event shall the granting of the Cash Award or its acceptance by Participant give or be deemed to give Participant any right to continued employment by the Company or any of its subsidiaries.

3.                                      ACCELERATION OF PAYMENT

A.                                    If, prior to the Payment Date, the Participant’s employment is terminated by the Company without Cause, the Cash Award shall be paid within thirty days of the date of such termination of employment.

B.                                    If a Change of Control/Restructuring Event occurs prior to the Payment Date:

(1)                     on or prior to the six (6) month anniversary of the Grant Date (i.e., October 15, 2015), fifty percent (50%) of the Cash Award will become payable and the remaining Cash Award shall be forfeited;

(2)                     after the six (6) month anniversary of the Grant Date but on or prior to the eighteen (18) month anniversary of the Grant Date (i.e., October 15, 2016), seventy-five percent (75%) of the Cash Award will become payable and the remainder of the Cash Award shall be forfeited; or

(3)                     after the eighteen (18) month anniversary of the Grant Date, one hundred (100%) of the Cash Award will become payable.

Payment shall occur on the six (6) month anniversary of the Change of Control/Restructuring Date or on the Payment Date, whichever is earlier.

4.              FORFEITURE OF CASH AWARD

If prior to the Payment Date, the Participant’s employment is terminated (a) by the Company for Cause; (b) as a result of Disability or death; or (c) by the Participant (including as a result of retirement), this Award Agreement shall terminate and the Cash Award shall be automatically forfeited.

5.              DEFINITIONS

A.                                    As used herein, the term “Cause” shall mean, as reasonably determined by the Board (excluding the Participant, if he/she is then a member of the Board) either (i) any willful or grossly negligent conduct (including but not limited to fraud or embezzlement) committed by the Participant in connection with the Participant’s employment by the Company which conduct in the reasonable determination of the Board has had or will have a material detrimental effect on the Company’s business or (ii) the Participant’s conviction of, or entering into a plea of nolo contendere to, a felony involving fraud or embezzlement, whether or not committed in the course of the Participant’s employment with the Company. For avoidance of doubt, termination of employment as a result of a business reorganization or reduction in force will be deemed termination without Cause for purposes of the Restricted Share Award.

B.                                    As used herein, “Change of Control/Restructuring Date” shall mean either the date (i) which includes the “closing” of the transaction which makes a Change of Control/Restructuring Event effective if the Change of Control/Restructuring Event is made effective through a transaction which has a “closing” or (ii) a Change of Control/Restructuring Event is reported in accordance with applicable law as effective to the Securities and Exchange Commission if the Change of Control/Restructuring Event is made effective other than through a transaction which has a “closing.”

C.                                    As used herein, a “Change of Control/Restructuring Event” shall mean (i) the acquisition by any person or entity, or two or more persons and/or entities acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), of outstanding shares of voting stock of the Company at any time if after giving effect to such acquisition, and as a result of such acquisition, such person(s) or entity(ies) own more than fifty percent (50%) of such outstanding voting stock, (ii) the sale in one or more transactions of substantially all of the Company’s assets to any person or entity, or two or more persons and/or entities acting in concert, or (iii) the merger, consolidation or similar transaction resulting in a reduction of the interest in the Company’s stock of the pre-transaction stockholders to less than fifty percent (50%) of the post-transaction ownership.  To the extent the Participant’s employment agreement conflicts with the Change of Control/Restructuring Event definition set forth in the immediately preceding sentence, the Participant’s employment agreement will govern.

D.                                    As used herein, the term “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board of Directors, renders the Participant unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than one hundred and eighty (180) days in any twelve (12) month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

I hereby agree to and accept the terms of this Award Agreement.

Participant

Signature

Altisource Portfolio Solutions S.A.

By:
Name:
Title:

Attested by:
Name:

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